Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FOURTH QUARTER 2023 RESULTS
–4Q 2023 Diluted EPS of $1.38
–4Q 2023 C&I adjusted diluted EPS of $1.39
–4Q 2023 Managed receivables of $22.2 billion
–Declared quarterly dividend of $1.00 per share
–Repurchased 531 thousand shares for $20 million in 4Q

New York, NY, February 7, 2024 - OneMain Holdings, Inc. (NYSE: OMF), the leader in offering nonprime consumers responsible access to credit, today reported pretax income of $220 million and net income of $165 million for the fourth quarter of 2023, compared to $233 million and $176 million, respectively, in the prior year quarter. Earnings per diluted share were $1.38 in the fourth quarter of 2023, compared to $1.44 in the prior year quarter.

Net income was $641 million for the full year of 2023, compared to $872 million for the full year of 2022. Earnings per diluted share were $5.32 in the full year of 2023, compared to $7.01 in the prior year.

On February 7, 2024, OneMain declared a quarterly dividend of $1.00 per share, payable on February 23, 2024, to record holders of the Company's common stock as of the close of business on February 20, 2024.

During the quarter, the Company repurchased approximately 531 thousand shares of common stock for $20 million.

“OneMain finished the year very well positioned for the future,” said Doug Shulman, Chairman and CEO of OneMain. “As we enter 2024, we feel very good about the competitive position of the business, management of our credit box, and development of new products that will drive profitable growth in future years.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I adjusted pretax income was $223 million and adjusted net income was $167 million for the fourth quarter of 2023, compared to $249 million and $186 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.39 for the fourth quarter of 2023, compared to $1.53 in the prior year quarter.

C&I generated adjusted net income of $655 million for the full year of 2023, compared to $904 million in the prior year.
Adjusted earnings per diluted share were $5.43 for the full year 2023, compared to $7.27 in the prior year.

Management runs the business based on C&I capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses while still considering the current period C&I net charge-offs. C&I capital generation was $191 million for the fourth quarter 2023, compared to $229 million in the prior year quarter. The decline was driven by higher net charge-offs and interest expense, partially offset by an increase in interest income in the current quarter compared to the prior year period.

Managed receivables, which includes loans serviced for our whole loan sale partners, were $22.2 billion at December 31, 2023, up 7% from $20.8 billion at December 31, 2022.

Personal loan originations totaled $3.0 billion in the fourth quarter of 2023, down 13% from $3.5 billion in the prior year quarter.

Interest income in the fourth quarter of 2023 was $1.2 billion, up 6% from $1.1 billion in the prior year quarter, reflecting higher average net finance receivables, partially offset by a lower portfolio yield.

Personal loan yield was 22.1% in the fourth quarter of 2023, down from 22.3% in the prior year quarter, reflecting impacts from the current macroeconomic environment.

The provision for finance receivable losses was $446 million in the fourth quarter of 2023, up $42 million compared to the prior year period. During the fourth quarter of 2023, the allowance for finance receivable losses increased $31 million, driven by growth in receivables.

C&I Select Delinquency and Loss Ratios	December 31, 2023	September 30, 2023	December 31, 2022

Personal loans:
30+ days delinquency ratio	6.16%	5.55%	5.80%
90+ days delinquency ratio	2.88%	2.57%	2.74%
30-89 days delinquency ratio	3.28%	2.98%	3.07%
Net charge-offs	7.70%	6.68%	6.88%

Operating expense for the fourth quarter of 2023 was $382 million, up 4% from $367 million in the prior year quarter reflecting continued investment in the business.

Funding and Liquidity

As of December 31, 2023, the Company had principal debt balances outstanding of $20.1 billion, 58% of which was secured. The Company had $1.0 billion of cash and cash equivalents, which included $148 million of cash and cash equivalents held at regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s $1.3 billion of undrawn committed capacity from an unsecured corporate revolver, $6.4 billion of undrawn committed capacity under revolving conduit facilities, and $8.4 billion of unencumbered receivables, provides significant liquidity resources.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss the Company's results, outlook, and related matters at 9:00 am Eastern Time on Wednesday, February 7, 2024. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 800-579-2568 (U.S. domestic) or 785-424-1619 (international), and using conference ID 44662, or via a live audio webcast through the Investor Relations section of the OneMain Financial website at http://investor.onemainfinancial.com. For those unable to listen to the live broadcast, a replay will be available on our website after the event. An investor presentation will be available on the Investor Relations page of the OneMain Financial website prior to the start of the conference call.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) is the leader in offering nonprime consumers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today’s problems and reach a better financial future through personalized solutions available online and in 1,400 locations across 44 states. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), and Consumer and Insurance adjusted earnings (loss) per diluted share are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes regulatory settlements, net gain or loss resulting from repurchases and repayments of debt, and other items and strategic activities, which include direct costs associated with COVID-19, restructuring charges and the expense associated with cash-settled stock-based awards. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use Consumer and Insurance pretax capital generation and Consumer and Insurance capital generation, non-GAAP financial measures, as a key performance measure of our segment. Consumer and Insurance pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period while still considering the Consumer and Insurance net charge-offs incurred during the period. Consumer and Insurance capital generation represents the after-tax effect of Consumer and Insurance pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

This document contains summarized information concerning the Company and its business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time, which are or will be available in the Investor Relations section of the OneMain Financial website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “assumes,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “objective,” “plans,” “projects,” “target,” “trend,” “remains,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will” or “would” are intended to identify forward-looking statements, but these words are not the exclusive means of identifying forward-looking statements.

Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events, objectives, goals, projections, strategies, performance, and future plans, and underlying assumptions and other statements related thereto. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. Important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes and volatility in general economic conditions, including the interest rate environment and the financial markets; the sufficiency of our allowance for finance receivable losses; increased levels of unemployment and personal bankruptcies; the current inflationary environment and related trends affecting our customers; natural or accidental events such as earthquakes, hurricanes, pandemics, floods or wildfires affecting our customers, collateral, or our facilities; a failure in or breach of our information, operational or security systems or infrastructure or those of third parties, including as a result of cyber incidents, war or other disruptions; the adequacy of our credit risk scoring models; geopolitical risks, including recent geopolitical actions outside the U.S.; adverse changes in our ability to attract and retain employees or key executives; increased competition or adverse changes in customer responsiveness to our distribution channels or products; changes in federal, state, or local laws, regulations, or regulatory policies and practices or increased regulatory scrutiny of our business or industry; risks associated with our insurance operations; the costs and effects of any actual or alleged violations of any federal, state, or local laws, rules or regulations; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority; our substantial indebtedness and our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with all of our covenants; the effects of any downgrade of our debt ratings by credit rating agencies; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC from time to time.

The liquidity runway scenario disclosed in the press release is based on management’s estimates and assumptions for internal strategic planning purposes and does not constitute guidance or financial projections and should not be regarded or relied on as such.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward looking statements included in this document speak only as of the date on which they were made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended					Fiscal Year
(unaudited, $ in millions, except per share amounts)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	2023	2022

Interest income	$1,187	$1,167	$1,117	$1,094	$1,122	$4,564	$4,435
Interest expense	(270)	(267)	(244)	(239)	(231)	(1,019)	(892)
Net interest income	917	900	873	855	891	3,545	3,543
Provision for finance receivable losses	(446)	(410)	(479)	(385)	(404)	(1,721)	(1,402)
Net interest income after provision for finance receivable losses	471	490	394	470	487	1,824	2,141

Insurance	113	113	112	111	111	448	445
Investment	32	32	27	25	22	116	61
Gain on sales of finance receivables	10	11	13	17	13	52	63
Net loss on repurchases and repayments of debt	(1)	—	—	—	(1)	—	(27)
Other	32	29	33	24	24	119	87
Total other revenues	186	185	185	177	169	735	629

Operating expenses	(388)	(381)	(397)	(365)	(384)	(1,530)	(1,457)
Insurance policy benefits and claims	(49)	(48)	(44)	(47)	(39)	(189)	(158)
Total other expenses	(437)	(429)	(441)	(412)	(423)	(1,719)	(1,615)

Income before income taxes	220	246	138	235	233	840	1,155
Income taxes	(55)	(52)	(35)	(56)	(57)	(199)	(283)
Net income	$165	$194	$103	$179	$176	$641	$872

Weighted average number of diluted shares	120.1	120.8	120.6	121.0	121.9	120.6	124.4
Diluted EPS	$1.38	$1.61	$0.85	$1.48	$1.44	$5.32	$7.01
Book value per basic share	$26.60	$25.86	$25.39	$25.55	$24.91	$26.60	$24.91
Return on assets	2.7%	3.2%	1.8%	3.2%	3.1%	2.7%	3.9%

Change in allowance for finance receivable losses	$(31)	$(57)	$(94)	$(3)	$(56)	$(185)	$(216)
Net charge-offs	(415)	(353)	(385)	(382)	(348)	(1,536)	(1,186)
Provision for finance receivable losses	$(446)	$(410)	$(479)	$(385)	$(404)	$(1,721)	$(1,402)

Note:	Quarters may not sum to fiscal year due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022

Assets
Cash and cash equivalents	$1,014	$1,190	$1,021	$544	$498
Investment securities	1,719	1,635	1,710	1,786	1,800
Net finance receivables	21,349	21,067	20,510	19,809	19,986
Unearned insurance premium and claim reserves	(771)	(772)	(761)	(740)	(749)
Allowance for finance receivable losses	(2,480)	(2,449)	(2,392)	(2,298)	(2,311)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	18,098	17,846	17,357	16,771	16,926
Restricted cash and restricted cash equivalents	534	580	532	531	461
Goodwill	1,437	1,437	1,437	1,437	1,437
Other intangible assets	260	260	260	261	261
Other assets	1,232	1,198	1,194	1,113	1,154
Total assets	$24,294	$24,146	$23,511	$22,443	$22,537

Liabilities and Shareholders’ Equity
Long-term debt	$19,813	$19,851	$19,195	$18,206	$18,281
Insurance claims and policyholder liabilities	615	599	616	615	620
Deferred and accrued taxes	9	6	5	22	5
Other liabilities	671	581	637	519	616
Total liabilities	21,108	21,037	20,453	19,362	19,522

Common stock	1	1	1	1	1
Additional paid-in capital	1,715	1,706	1,702	1,693	1,689
Accumulated other comprehensive income (loss)	(87)	(129)	(114)	(108)	(127)
Retained earnings	2,285	2,240	2,168	2,188	2,119
Treasury stock	(728)	(709)	(699)	(693)	(667)
Total shareholders’ equity	3,186	3,109	3,058	3,081	3,015
Total liabilities and shareholders’ equity	$24,294	$24,146	$23,511	$22,443	$22,537

Note:
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022

Liquidity
Cash and cash equivalents	$1,014	$1,190	$1,021	$544	$498
Cash and cash equivalents unavailable for general corporate purposes	148	169	196	177	147
Unencumbered receivables	8,427	7,715	8,577	8,574	9,407
Undrawn conduit facilities	6,399	6,175	6,175	6,075	6,125
Undrawn corporate revolver	1,325	1,250	1,250	1,250	1,250
Drawn conduit facilities	1	—	—	100	50

Net adjusted debt	$18,775	$18,658	$18,198	$17,667	$17,758

Total Shareholders' equity	$3,186	$3,109	$3,058	$3,081	$3,015
Goodwill	(1,437)	(1,437)	(1,437)	(1,437)	(1,437)
Other intangible assets	(260)	(260)	(260)	(261)	(261)
Junior subordinated debt	172	172	172	172	172
Adjusted tangible common equity	1,661	1,584	1,533	1,555	1,489
Allowance for finance receivable losses, net of tax (1)	1,860	1,837	1,794	1,724	1,733
Adjusted capital	$3,521	$3,421	$3,327	$3,279	$3,222

Net leverage (net adjusted debt to adjusted capital)	5.3x	5.5x	5.5x	5.4x	5.5x

Note:	On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.
(1)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	2023	2022

Consumer & Insurance	$220	$250	$138	$236	$244	$845	$1,169
Other	(1)	(4)	—	(1)	(1)	(6)	—
Segment to GAAP adjustment	1	—	—	—	(10)	1	(14)
Income before income taxes - GAAP basis	$220	$246	$138	$235	$233	$840	$1,155

Consumer & Insurance pretax income	$220	$250	$138	$236	$244	$845	$1,169
Regulatory settlements	2	—	24	—	—	26	—
Net loss on repurchases and repayments of debt (1)	—	—	—	—	—	—	26
Other (2)	1	2	—	—	5	3	11
Consumer & Insurance adjusted pretax income (non-GAAP)	$223	$252	$162	$236	$249	$874	$1,206

Reconciling items (3)	$(2)	$(2)	$(24)	$—	$(15)	$(28)	$(51)

Consumer & Insurance	$21,349	$21,068	$20,511	$19,810	$19,987	$21,349	$19,987
Segment to GAAP adjustment	—	(1)	(1)	(1)	(1)	—	(1)
Net finance receivables - GAAP basis	$21,349	$21,067	$20,510	$19,809	$19,986	$21,349	$19,986

Consumer & Insurance	$2,480	$2,449	$2,392	$2,298	$2,315	$2,480	$2,315
Segment to GAAP adjustment	—	—	—	—	(4)	—	(4)
Allowance for finance receivable losses - GAAP basis	$2,480	$2,449	$2,392	$2,298	$2,311	$2,480	$2,311

Note:	Quarters may not sum to fiscal year due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a segment accounting basis.
(2)	Includes strategic activities and other items.
(3)	Reconciling items consist of Segment to GAAP adjustment and the adjustments to Pretax income – segment accounting basis for C&I and Other. The adjustments to Other adjusted pretax income (loss) are not disclosed in the table above due to immateriality.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions, except per share amounts)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	2023	2022

Interest income	$1,186	$1,166	$1,115	$1,092	$1,121	$4,559	$4,429
Interest expense	(271)	(265)	(242)	(238)	(230)	(1,015)	(886)
Net interest income	915	901	873	854	891	3,544	3,543
Provision for finance receivable losses	(446)	(410)	(479)	(385)	(404)	(1,721)	(1,399)
Net interest income after provision for finance receivable losses	469	491	394	469	487	1,823	2,144

Insurance	113	113	112	111	111	448	445
Investment	32	32	27	25	22	116	61
Gain on sales of finance receivables	10	11	13	17	13	52	63
Other	30	26	30	23	22	111	75
Total other revenues	185	182	182	176	168	727	644

Operating expenses	(382)	(373)	(370)	(362)	(367)	(1,487)	(1,424)
Insurance policy benefits and claims	(49)	(48)	(44)	(47)	(39)	(189)	(158)
Total other expenses	(431)	(421)	(414)	(409)	(406)	(1,676)	(1,582)

Adjusted pretax income (non-GAAP)	223	252	162	236	249	874	1,206

Income taxes (1)	(56)	(63)	(40)	(59)	(63)	(219)	(302)

Adjusted net income (non-GAAP)	$167	$189	$122	$177	$186	$655	$904

Weighted average number of diluted shares	120.1	120.8	120.6	121.0	121.9	120.6	124.4
C&I adjusted diluted EPS	$1.39	$1.57	$1.01	$1.46	$1.53	$5.43	$7.27

Note:	Quarters may not sum to fiscal year due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.
(1)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	2023	2022

Net finance receivables - personal loans	$21,019	$20,836	$20,352	$19,688	$19,880	$21,019	$19,880
Net finance receivables - credit cards	330	232	159	122	107	330	107
Net finance receivables	$21,349	$21,068	$20,511	$19,810	$19,987	$21,349	$19,987

Allowance for finance receivable losses	$2,480	$2,449	$2,392	$2,298	$2,315	$2,480	$2,315

Allowance ratio	11.62%	11.62%	11.66%	11.60%	11.58%	11.62%	11.58%

Net finance receivables	21,349	21,068	20,511	19,810	19,987	21,349	19,987
Finance receivables serviced for our whole loan sale partners	882	864	849	839	766	882	766
Managed receivables	$22,231	$21,932	$21,360	$20,649	$20,753	$22,231	$20,753

Average net finance receivables - personal loans	$20,980	$20,640	$19,999	$19,767	$19,803	$20,347	$19,377
Average net finance receivables - credit cards	281	193	137	115	92	181	65
Average net receivables	21,261	20,833	20,136	19,882	19,895	20,528	19,442
Average receivables serviced for our whole loan sale partners	881	864	852	812	734	852	610
Average managed receivables	$22,142	$21,697	$20,988	$20,694	$20,629	$21,380	$20,052

Note:	Ratios may not sum due to rounding.

OneMain Holdings, Inc.
CONSUMER & INSURANCE KEY METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	2023	2022

Adjusted pretax income (non-GAAP)	$223	$252	$162	$236	$249	$874	$1,206

Provision for finance receivable losses	446	410	479	385	404	1,721	1,399
Net charge-offs	(415)	(353)	(385)	(382)	(348)	(1,536)	(1,186)
Change in C&I allowance for finance receivable losses (non-GAAP)	31	57	94	3	56	185	213

Pretax capital generation (non-GAAP)	254	309	256	239	305	1,059	1,419

Capital generation, net of tax(1) (non-GAAP)	$191	$232	$192	$179	$229	$794	$1,064

C&I average net receivables	$21,261	$20,833	$20,136	$19,882	$19,895	$20,528	$19,442

Capital generation return on receivables (non-GAAP)	3.6%	4.4%	3.8%	3.7%	4.6%	3.9%	5.5%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Amounts may not sum to fiscal year due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.
(1)	Income taxes assume a 25% rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE PERSONAL LOANS METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	2023	2022

Gross charge-offs	$468	$410	$446	$445	$402	$1,768	$1,431
Recoveries	(60)	(63)	(67)	(69)	(58)	(258)	(252)
Net charge-offs	$408	$347	$379	$376	$344	$1,510	$1,179

Gross charge-off ratio	8.82%	7.89%	8.94%	9.14%	8.05%	8.69%	7.39%
Recovery ratio	(1.13%)	(1.21%)	(1.34%)	(1.42%)	(1.17%)	(1.27%)	(1.30%)
Net charge-off ratio	7.70%	6.68%	7.60%	7.72%	6.88%	7.42%	6.09%

Average net receivables	$20,980	$20,640	$19,999	$19,767	$19,803	$20,346	$19,377
Yield	22.1%	22.2%	22.2%	22.3%	22.3%	22.2%	22.8%
Origination volume	$3,014	$3,278	$3,742	$2,817	$3,473	$12,851	$13,879

30+ delinquency	$1,294	$1,156	$1,036	$1,042	$1,154	$1,294	$1,154
90+ delinquency	$605	$535	$474	$534	$544	$605	$544
30-89 delinquency	$689	$621	$562	$508	$610	$689	$610

30+ delinquency ratio	6.16%	5.55%	5.09%	5.29%	5.80%	6.16%	5.80%
90+ delinquency ratio	2.88%	2.57%	2.33%	2.72%	2.74%	2.88%	2.74%
30-89 delinquency ratio	3.28%	2.98%	2.76%	2.58%	3.07%	3.28%	3.07%

Note:	Consumer & Insurance financial information is presented on a Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I personal loan net finance receivables. Amounts may not sum due to rounding.

Defined Terms

•Adjusted capital = adjusted tangible common equity + allowance for finance receivable losses (ALLL), net of tax
•Adjusted tangible common equity (TCE) = total shareholders’ equity – goodwill – other intangible assets + junior subordinated debt
•Available cash and cash equivalents = cash and cash equivalents – cash and cash equivalents held at our regulated insurance subsidiaries or is unavailable for general corporate purposes
•Average assets = average of monthly average assets (assets at the beginning and end of each month divided by two) in the period
•Average managed receivables = C&I average net receivables + average receivables serviced for our whole loan sale partners
•C&I adjusted diluted EPS = C&I adjusted net income (non-GAAP) / weighted average diluted shares
•Capital generation = C&I adjusted net income – change in C&I allowance for finance receivable losses, net of tax
•Capital generation return on receivables = annualized capital generation / C&I average net receivables
•Finance receivables serviced for our whole loan sale partners = unpaid principal balance plus accrued interest of loans sold as part of our whole loan sale program
•Managed receivables = C&I net finance receivables + finance receivables serviced for our whole loan sale partners
•Net adjusted debt = long-term debt – junior subordinated debt – available cash and cash equivalents
•Net interest margin = annualized C&I net interest income / C&I average net receivables
•Net leverage = net adjusted debt / adjusted capital
•Opex ratio = annualized C&I operating expenses / average managed receivables
•Other net revenue = other revenues – insurance policy benefits and claims expense
•Pretax capital generation = C&I pretax adjusted net income – change in C&I allowance for finance receivable losses
•Purchase volume = credit card purchase transactions + cash advances – returns
•Return on assets (ROA) = annualized net income / average total assets
•Return on receivables (C&I ROR) = annualized C&I adjusted net income / C&I average net receivables
•Unencumbered receivables = unencumbered unpaid principal balance of our personal loans and credit cards. For precompute personal loans, unpaid principal balance is the gross contractual payments less the unaccreted balance of unearned finance charges. Credit cards exclude billed interest, fees, and closed accounts with balances

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
Peter.Poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.